Exhibit 99

Southcoast Financial Corporation

Southcoast Announces 2014 Nine Months and Quarterly Results

Mt. Pleasant, S.C., October 21, 2014 / Globe Newswire / - Southcoast Financial Corporation (NASDAQ: SOCB) announced that it had unaudited net income of $2,385,000, or $.34 per diluted share, for the nine months ended September 30, 2014. This compares to unaudited net income of $8,735,000, or $1.23 per diluted share, for the nine months ended September 30, 2013.  The difference in net income between the two periods primarily relates to the one-time tax benefit of $6.4 million derived from the recapture of the Company’s deferred tax asset during the nine months ended September 30, 2013. The September 30, 2014 net income per share is based on 7,089,630 diluted average shares compared to 7,074,183 diluted average shares for 2013. Income before income taxes increased by 47.8% to $3,506,000 in 2014 from $2,372,000 in 2013. The 2014 pretax results were influenced by a growth in loan interest income, reduced funding costs and reductions in noninterest expenses.

For the nine months ended September 30, 2014, net interest income totaled $10,858,000, an increase of $468,000 from $10,390,000 for the nine months ended September 30, 2013.

Noninterest income for 2014 decreased to $1,630,000 from $1,840,000 for 2013, primarily due to a $176,000 reduction in fees on mortgage loans sold.  This reduction was a result of the Company’s current strategy to retain the majority of its mortgage originations in its loan portfolio.

Noninterest expense levels decreased from $9,858,000 for 2013 to $8,982,000 for 2014.  Contributing to this decrease were reductions in salaries and benefits, FDIC insurance premiums and overhead expenses on other real estate owned.

For the quarter ended September 30, 2014, the unaudited net income was $1,033,000, or $0.15 per diluted share. This compares to an unaudited net income of $694,000, or $0.10 per diluted share for the quarter ended September 30, 2013. The Company recorded pretax income of $1,430,000 and $694,000 for the quarters ended September 30, 2014 and September 30, 2013, respectively.  The pretax results for the quarter ended September 30, 2014 included $455,000 of nonrecurring income related to the liquidation of an insurance policy as well as gains on the sale of other real estate owned.  The Company did not generate any nonrecurring income from either of these sources for the quarter ended September 30, 2013.  The September 30, 2014 income per share is based on 7,093,132 diluted average shares compared to 7,077,878 diluted average shares for the quarter ended September 30, 2013.

Total assets as of September 30, 2014 were $464.4 million compared to $447.4 million as of December 31, 2013, an increase of 3.81%. Loans held for investment increased $23.0 million, or 6.94%, to $354.9 million, from $331.9 million as of December 31, 2013. Deposits increased by $8.1 million, or 2.55%, to $323.9 million at September 30, 2014, compared to a balance of $315.8 million at December 31, 2013.  More than half of the increase in loans was funded by an increase in core non-time deposits. Growth in core non-time deposits is a major focus of our Company’s strategic plan.

Due to a continued improvement in asset quality, the Company has not recorded any loan loss provision during the nine months ended September 30, 2014.  Increased loss recoveries and reductions in non-performing assets, delinquencies, and classified loans all contributed to this result. The ratio of nonperforming assets to total assets was 2.64% as of September 30, 2014, compared to 3.83% as of September 30, 2013.  The allowance for loan losses as a percentage of loans was 1.67% as of September 30, 2014, compared to 2.02% as of September 30, 2013.  The allowance for loan losses as a percentage of total nonperforming loans totaled 72.60% as of September 30, 2014, compared to 72.45% as of September 30, 2013.

“We are pleased with our 2014 performance to date.  Our asset quality continues to strengthen while we have also achieved healthy loan growth and a more favorable deposit mix,” said L. Wayne Pearson, Chairman and Chief Executive Officer.

About Southcoast Financial Corporation

Southcoast Financial Corporation, headquartered in Mt. Pleasant, South Carolina, is the holding company of Southcoast Community Bank. The Bank, which opened for business July 20, 1998, is a state chartered commercial bank operating from its main office at 530 Johnnie Dodds Boulevard in Mt. Pleasant, South Carolina and nine branches in the Charleston, South Carolina area. Southcoast Financial Corporation’s common stock is traded on the NASDAQ Global Market under the symbol SOCB.

SOURCE   Southcoast Financial Corporation
/ Contact William C. Heslop, Senior Vice President and
Chief Financial Officer, (843) 216-3019

Southcoast Financial Corporation
SELECTED FINANCIAL DATA
(dollars in thousands, except earnings per share)

	Three Months Ended
	September 30, 2014	September 30, 2013
	(Unaudited)
INCOME STATEMENT DATA
Net interest income	$3,655	$3,484
Provision for loan losses	-	-
Noninterest income	512	560
Noninterest expenses	2,737	3,350
Income tax expense	397	-
Net income	$1,033	$694

PER SHARE DATA
Net income per share
Basic	$0.15	$0.10
Diluted	$0.15	$0.10

Average shares outstanding
Basic	7,093,132	7,077,878
Diluted	7,093,132	7,077,878

Detailed Non Wholesale Deposit Account Summary
Time	2,550	2,830
Business	2,425	2,388
Personal	8,507	7,991
Total	13,482	13,209

Total Number of Loans	2,290	2,182

Key ratios
Return on assets1	0.90%	0.64%
Return on equity1	7.32%	7.22%
Nonperforming assets to assets2	2.64%	3.83%
Reserve to loans	1.67%	2.02%
Reserve to nonperforming loans3	72.60%	72.45%
Net interest margin1	3.66%	3.64%

1 Ratios for three months are annualized.
2 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, troubled debt restructures, and other real estate owned.
3 Includes nonaccruing loans, loans 90 or more days past due still accruing interest, and troubled debt restructures.

Southcoast Financial Corporation
Consolidated Balance Sheets
(Dollars in thousands)

	September 30	December 31
	2014	2013
	(Unaudited)
Assets
Cash and cash equivalents	$29,529	$28,460
Investments	39,080	43,451
Loans held for sale	257	271
Loans	354,938	331,906
Less: Allowance for loan losses	5,938	6,041

Net loans	349,000	325,865
Fixed assets	20,605	21,150
Other assets	25,962	28,187

Total Assets	$464,433	$447,384

Liabilities & Shareholders' Equity
Deposits:
Noninterest bearing	$52,213	$40,399
Interest bearing nontime	140,293	138,899
Time deposits	131,373	136,530

Total deposits	323,879	315,828
Other borrowings	79,664	73,818
Other liabilities	4,917	4,859
Junior subordinated debentures	10,310	10,310

Total liabilities	418,770	404,815

Shareholders' Equity
Common Stock	54,619	54,544
Accumulated deficit	(7,551)	(9,937)
Accumulated other comprehensive loss	(1,405)	(2,038)

Total shareholders' equity	45,663	42,569

Total Liabilities and
Shareholders' equity	$464,433	$447,384

Book Value Per Share	$6.44	$6.01

Southcoast Financial Corporation
Consolidated Income Statement
(Dollars in thousands, except share data)

	Nine Months Ended		Three Months Ended
	September 30	September 30	September 30	September 30
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Interest and fees on loans	$12,703	$12,468	$4,286	$4,106
Interest on investments	838	809	259	318
Interest on Fed funds sold	23	24	7	11

Total interest income	13,564	13,301	4,552	4,435

Interest expense	2,706	2,911	897	951

Net interest income	10,858	10,390	3,655	3,484
Provision for loan losses	-	-	-	-

Net interest after provision	10,858	10,390	3,655	3,484

Noninterest income	1,630	1,840	512	560

Total operating income	12,488	12,230	4,167	4,044

Noninterest expense
Salaries and benefits	4,880	5,260	1,431	1,705
Occupancy and furniture and equipment	2,137	2,221	709	763
Other expenses	1,965	2,377	597	882

Total noninterest expense	8,982	9,858	2,737	3,350

Income before taxes	3,506	2,372	1,430	694
Income tax expense (benefit)	1,121	(6,363)	397	-

Net income	$2,385	$8,735	$1,033	$694

Basic net income per common share	$0.34	$1.23	$0.15	$0.10

Diluted net income per common share	$0.34	$1.23	$0.15	$0.10

Average number of common shares
Basic	7,089,630	7,074,183	7,093,132	7,077,878
Diluted	7,089,630	7,074,183	7,093,132	7,077,878